Exhibit 4.3

SUBORDINATED OLD NOTE GUARANTEE

SUBORDINATED OLD NOTE GUARANTEE (the “Subordinated Guarantee”) dated as of July 8, 2005, by MANULIFE FINANCIAL CORPORATION, a corporation organized under the laws of Canada (“MFC” or the “Guarantor”), in favor of the holders of certain notes or other evidence of indebtedness issued by John Hancock Life Insurance Company (“JHLICO”) prior to July 8, 2005 under its so called Signature Notes program (hereinafter referred to as the “Old Notes”) and in favor of JPMORGAN CHASE BANK, N.A., as Trustee (the “Trustee”) under a certain Indenture between JHLICO and the Trustee dated as of June 15, 2002, as supplemented and amended, (the “Indenture”) for the benefit of the holders of the Old Notes.

W I T N E S S E T H:

WHEREAS, JHLICO has issued Old Notes; and

WHEREAS, the Old Notes were issued in one or more series in accordance with the Indenture; and

WHEREAS, the offer and sale of the Old Notes has been registered under the Securities Act of 1933 by JHLICO and the issuance of this Subordinated Guarantee will be exempt from such registration; and

WHEREAS, this Subordinated Guarantee is intended to enable JHLICO to be exempt from filing certain periodic reports under the Securities Exchange Act of 1934 (“1934 Act”), which will relieve JHLICO of costs and inconvenience; and

WHEREAS, as the indirect owner of all of JHLICO’s outstanding stock, the Guarantor also will indirectly benefit from JHLICO’s exemption from reporting;

NOW, THEREFORE, in consideration of the premises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Guarantor hereby agrees as follows:

SECTION 1. Guarantee. The Guarantor hereby unconditionally and irrevocably guarantees, as principal and not merely as surety, the full and punctual payment when due of all amounts payable by JHLICO pursuant to or under the Old Notes currently outstanding or with respect to the Old Notes, under the Indenture, to the Trustee or any holder of the Old Notes or to any successor, legatee, heir, or assignee of any such person, (all of the foregoing persons being referred to herein as “Payees”). Except as provided in the final sentence of Section 6 below, enforcement of this Subordinated Guarantee by the holders of the Old Notes is to be in accordance with, and subject to, the procedures set forth in Section 6.04 of the Indenture governing enforcement of the Old Notes. No reference to such Indenture and no provision of this Subordinated Guarantee or of such Indenture shall alter or impair the guarantees of the Guarantor, which are absolute and unconditional, of the full and punctual payment when due of all amounts payable by JHLICO pursuant to or under the Old Notes or under the Indenture.

SECTION 2. Gross Up. All payments made by the Guarantor to any Payee under this Subordinated Guarantee shall be made in full, free of and without withholding or deduction for, or on account of, any present or future Canadian Taxes (as defined below) (other than Excluded Taxes, as defined below) unless the withholding or deduction of such taxes by the Guarantor is required by law or by the administration or interpretation of such law and provided that, if the Guarantor shall be required by law to deduct or withhold any Canadian Taxes (other than Excluded Taxes) from or in respect of any payment or sum payable to the Payees, the payment or sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional amounts payable under this Section) the Payee receives an amount equal to the sum it would have received if no deduction or withholding had been made (the “Guarantor Additional Amounts”), and the Guarantor shall pay the full amount deducted or withheld to the relevant taxation or other authority in accordance with applicable law.

For the purposes of this Section, ”Canadian Taxes” means “any taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Government of Canada, or any province, territory or political subdivision thereof, or any authority therein or thereof having power to tax” and ”Excluded Taxes” means any Canadian Taxes which are imposed on a Payee with respect to any Old Note presented for payment: (a) by or on behalf of a Payee who is liable for such taxes, duties, assessments or governmental charges in respect of such Old Note (i) by reason of his being a person with whom JHLICO or the Guarantor is not dealing at arm’s length for the purposes of the Income Tax Act (Canada), or (ii) by reason of his having a connection with Canada or any province or territory thereof other than the mere holding, use or ownership or deemed holding, use or ownership of such Old Note; (b) by or on behalf of a Payee who would not be liable for or subject to such withholding or deduction by making a claim for exemption to the relevant tax authority; or (c) more than 10 days after the Relevant Date (as defined below) except to the extent that the Payee thereof would have been entitled to Guarantor Additional Amounts on presenting the same for payment on the last day of such period of 10 days. For the purposes of this Section, ”Relevant Date” means whichever is the later of (a) the date on which such payment first becomes due, or (b) if the full amount of the moneys payable has not been received by the depository on or prior to such date, the date on which the full amount of such moneys shall have been so received, notice to that effect having been duly provided in accordance with the terms of the Old Notes.

SECTION 3. Guarantee Absolute. The Guarantor agrees that this Subordinated Guarantee is a guarantee of payment and not of collection or collectibility, and that the obligations of the Guarantor hereunder shall be primary, absolute and unconditional and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i)	any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of JHLICO under the Indenture or the Old Notes, or by operation of law or otherwise;

(ii)	any modification, amendment, supplement, endorsement or rider to the Indenture or the Old Notes;

(iii)	any change in the corporate existence, structure or ownership of JHLICO, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting JHLICO or its assets or any resulting release or discharge of any obligation of JHLICO contained in the Indenture or the Old Notes;

(iv)	the existence of any defense, claim, set-off or other rights which the Guarantor may have at any time against JHLICO, or any other person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim or with respect to obligations of the Guarantor other than obligations hereunder;

(v)	any invalidity or unenforceability relating to or against JHLICO for any reason under the Indenture or the Old Notes, or any provision of applicable law or regulation purporting to prohibit the payment by JHLICO of any amount payable by JHLICO under the Indenture or the Old Notes; or

(vi)	any other act or omission to act or delay of any kind by JHLICO or any other person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Guarantor’s obligations hereunder.

SECTION 4. Representations and Warranties. The Guarantor hereby represents and warrants that:

(a) Authorization; No Contravention. The execution, delivery and performance by the Guarantor of this Subordinated Guarantee is within the Guarantor’s powers, has been duly authorized by all necessary action, requires no action by or in respect of, or filing with, any governmental body, agency or official and does not contravene, or constitute a default under, any provision of applicable law or regulation, as amended from time to time, or the Letters Patent of Incorporation or by-laws of the Guarantor or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Guarantor or result in or require the creation or imposition of any lien on any asset of the Guarantor.

(b) Binding Effect. This Subordinated Guarantee constitutes a valid and binding agreement of the Guarantor.

SECTION 5. Reports. Guarantor shall file with the Trustee, and transmit to the registered holders of the Old Notes, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act of 1939, as amended, at the times and in the manner provided pursuant to such Act; provided that any such information, documents or reports required to be filed with the United States

Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 shall be filed with the Trustee within 15 days after the same is so required to be filed with such Commission.

SECTION 6. Enforcement of Guarantee. Without limiting any other provision of this Subordinated Guarantee, in no event shall any Payee have any obligation to proceed against JHLICO or any other person or property before seeking satisfaction from the Guarantor. Any Payee may enforce the Subordinated Guarantee directly against the Guarantor, subject to no preconditions other than failure by JHLICO to pay when due any amount pursuant to or under any Old Note.

SECTION 7. Waiver. Without limiting any other provision of this Subordinated Guarantee, the Guarantor hereby irrevocably waives promptness, diligence, or notice of acceptance hereof, presentment, demand, protest and any and all other notice not provided for herein and any requirement that at any time a Payee or any other person exhaust any right or take any action against JHLICO and any other circumstances whatsoever that might otherwise constitute a legal or equitable discharge, release or defense of the Guarantor or that might otherwise limit recourse against the Guarantor.

SECTION 8. Compliance with Regulation S-X. This Subordinated Guarantee shall be interpreted in such a manner that the Subordinated Guarantee will be “full and unconditional” as those words are used in Rule 3-10 of Regulation S-X of the United States Securities and Exchange Commission, and as they may be amended from time to time . Payees shall automatically have any additional rights and remedies against the Guarantor that may be necessary to yield that result.

SECTION 9. No Waiver; Remedies. No failure on the part of a Payee to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 10. Continuing Guarantee; Reinstatement in Certain Circumstances. This Subordinated Guarantee is a continuing guarantee and the Guarantor’s obligations hereunder shall (i) remain in full force and effect until the indefeasible payment in full of all amounts payable by JHLICO pursuant to or under the Old Notes, and (ii) be binding upon the Guarantor and its successors and assigns. If at any time any payment of any amount paid by JHLICO pursuant to or under the Old Notes is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of JHLICO or otherwise, the Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

SECTION 11. Successor Guarantor. In the event of any amalgamation or consolidation by the Guarantor with or merger by the Guarantor into any other corporation or any transaction involving the transfer of all or substantially all of the

Guarantor’s assets to any corporation or other entity and which as a matter of law or contract results in the successor corporation or entity becoming bound by or assuming the Guarantor’s obligations under this Subordinated Guarantee, such successor corporation or other entity formed by such amalgamation or consolidation or into which the Guarantor is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Guarantor under this Subordinated Guarantee, with the same effect as if it had been named herein as the Guarantor, and thereafter, the predecessor corporation or entity shall be relieved of all obligations and covenants under this Subordinated Guarantee.

SECTION 12. Stay of Time Of Payment. Without limiting any other provision of this Subordinated Guarantee, if the time for payment of any amount payable by JHLICO under the Indenture or the Old Notes is stayed upon the insolvency, bankruptcy or reorganization of JHLICO, all such amounts otherwise subject to payment under the terms of this Subordinated Guarantee shall nonetheless be payable by the Guarantor hereunder forthwith on demand by the Payee.

SECTION 13. Subordination. The obligations under this Subordinated Guarantee shall be unsecured obligations of the Guarantor, and shall be subordinated in right of payment in the event of bankruptcy, liquidation, dissolution, winding up or reorganization, or upon the acceleration of any senior indebtedness of the Guarantor and shall be subordinate in right of payment to the prior payment in full of all other obligations of the Guarantor except for other guarantees or obligations of the Guarantor which by their terms are designated as ranking equally in right of payment with or subordinate to this Subordinated Guarantee. This Subordinated Guarantee shall rank equally in right of payment with the Subordinated New Note Guarantee issued by the Guarantor as of the same date as this Subordinated Guarantee, and with the Subordinated Old MVA Guarantee and the Subordinated New MVA Guarantee issued by the Guarantor in favor of holders of annuity contracts issued by John Hancock Variable Life Insurance Company.

SECTION 14. Governing Law. This Subordinated Guarantee shall be governed by, and construed in accordance with, the substantive laws of the State of New York.

SECTION 15. Agent for Service; Submission to Jurisdiction: Waiver of Immunities. The Guarantor: (i) acknowledges that it has, by separate written instrument, irrevocably designated and appointed John Hancock Life Insurance Company of New York, 100 Summit Lake Drive, 2nd Floor, Valhalla, New York 10595, as authorized agent for service (the “Agent for Service”) upon whom process may be served in any legal action or proceeding against it arising out of or in connection with this Subordinated Guarantee that may be instituted in any state or federal court located in the Borough of Manhattan, The City of New York, the State of New York (a “New York Court”); (ii) acknowledges that the Agent for Service has accepted such designation; and (iii) agrees that service of process upon the Agent for Service shall be deemed in every respect effective service of process upon the Guarantor in any such action or proceeding.

The Guarantor irrevocably: (i) agrees that any legal action or proceeding against it arising out of or in connection with this Subordinated Guarantee or for recognition or enforcement of any judgment rendered against it in connection with this Subordinated Guarantee may be brought in any New York Court; (ii) agrees that by execution and delivery of this Subordinated Guarantee, the Guarantor hereby irrevocably accepts and submits to the non-exclusive jurisdiction of any New York Court in personam, generally and unconditionally with respect to any such action or proceeding for itself and in respect of its property, assets and revenues; (iii) waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding brought in any New York Court and any claim that any such action or proceeding has been brought in an inconvenient forum.

SECTION 16. Severability. Any provision of this Subordinated Guarantee which is illegal, invalid, prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity, prohibition or unenforceability without invalidating the remaining provisions hereof and any such illegality, invalidity, prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 17. Entire Agreement. This Subordinated Guarantee embodies the entire undertaking of the Guarantor with respect to the subject matter hereof and supersedes any prior written or oral agreements and understandings relating to the subject matter hereof.

IN WITNESS WHEREOF, the Guarantor has caused this Subordinated Guarantee to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

MANULIFE FINANCIAL CORPORATION

By:	/s/ Peter Copestake
Name:	Peter Copestake
Title:	Senior Vice President and Treasurer

IN WITNESS WHEREOF, the Guarantor has caused this Subordinated Guarantee to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

MANULIFE FINANCIAL CORPORATION

By:	/s/ Richard A. Lococo
Name:	Richard A. Lococo
Title:	Senior Vice President and Deputy General Counsel